QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.66

CW Loan No. 07-1561/12622

PROMISSORY NOTE A-1
(Floating Rate)

$40,100,000.00	May 17, 2007

        FOR VALUE RECEIVED, WESTCORE-TRT FORTUNE CONCOURSE LLC, a Delaware limited liability company ("Maker") promises to pay to the order of COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC., a California corporation (together with any subsequent holder of this Note, and their respective successors and assigns, "Holder") at such address as Holder may from time to time designate in writing, the principal sum of FORTY MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($40,100,000.00) together with interest thereon and all other sums due and/or payable under any Loan Document; such principal and other sums to be calculated and payable as provided in this Note. This Note is being executed and delivered in connection with, and is entitled to the rights and benefits of, that certain Loan Agreement of even date herewith between Maker and Holder (as amended, modified and supplemented and in effect from time to time, the "Loan Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

        Maker agrees to pay the principal sum of this Note together with interest thereon and all other sums due and/or payable under any Loan Document in accordance with the following terms and conditions:

        1.    Interest Rate.    Interest shall accrue on the Note A-1 Principal Indebtedness at the Note A-1 Interest rate (as defined below) commencing on the date of this Note. For all purposes under this Note and the other Loan Documents, the term "Interest Rate" shall, with respect to and to the extend of the Note A-1 Principal Indebtedness, be deemed to mean and refer to the Note A-1 Interest Rate. Interest shall be computed on the actual number of days elapsed based on a 360-day year. For purposes hereof, the following terms shall have the following respective meanings:

          (a)   "Interest Accrual Period" means, initially, the period commencing on the Closing Date and continuing to and including the next following tenth (10th) day of a calendar month, and thereafter each period running from and including the eleventh (11th) day of a calendar month to and including the tenth (10th) day of the following calendar month during the term of the Loan.

          (b)   "LIBOR" means, with respect to any Interest Accrual Period, the rate per annum (rounded upwards, if necessary, to the nearest one-one thousandth (1/1000th) of one percent (1%)) reported on the day that is two (2) LIBOR Business Days prior to the fifteenth (15th) day of the applicable calendar month by the British Bankers Association as the non-reserve adjusted London Interbank Offered Rate for U.S. dollar deposits having a one (1) month term and in an amount of $1,000,000.00 or more (all as determined by Holder in its sole but good faith discretion). In the event that (i) more than one such rate is provided, the average of such rates shall apply, or (ii) no such rate is published, then LIBOR shall be determined from such comparable financial reporting company as Holder in its sole but good faith discretion shall determine. LIBOR for any Interest Accrual Period shall be adjusted from time to time by increasing the rate thereof to compensate Holder for any aggregate reserve requirements (including, without limitation, all basic, supplemental, marginal and other reserve requirements and taking into account any transitional adjustments or other scheduled changes in reserve requirements during any Interest Accrual Period) which are required to be maintained by Holder with respect to "Eurocurrency Liabilities" (as presently defined in Regulation D of the Board of Governors of the Federal Reserve System) of the same term under Regulation D, or any other regulations of a Governmental Authority having jurisdiction over Holder of similar effect. The establishment of LIBOR by Holder and the Holder's calculation of the rate of interest applicable to this Note shall, in the absence of manifest error, be final and binding.

          (c)   "LIBOR-Based Rate" means the Note A-1 Interest Rate at such time as the same is determined using LIBOR pursuant to the terms of this Note.

          (d)   "LIBOR Business Day" means any day on which banks are open for dealing in foreign currency and exchange in London, England.

          (e)   "LIBOR Spread" means one hundred sixty basis points (i.e., 1.60%).

          (f)    "Note A-1 Interest Rate" means, for any Interest Accrual Period, LIBOR plus the LIBOR Spread.

          (g)   "Prime-Based Rate" shall mean the annual rate of interest published in The Wall Street Journal from time to time as the "Prime Rate." If The Wall Street Journal ceases to publish such "Prime Rate," the Holder shall select an equivalent publication that publishes such "Prime Rate," and if such "Prime Rates" are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Holder shall select a reasonably comparable interest rate index.

        2.    Payments; Maturity; Extension Option; Additional LIBOR Provisions.

          (a)   Maker shall make the following payments to Holder:

              (i)  On June 11, 2007, a payment of interest only for the first Interest Accrual Period.

             (ii)  On July 11, 2007 and on the eleventh (11th) day of each calendar month (each, a "Payment Date") during the term of the Loan, Maker shall pay to Holder a monthly payment of interest only on the unpaid Note A-1 Principal Indebtedness calculated at the Note A-1 Interest Rate which has accrued through the last day of the Interest Accrual Period immediately preceding such Payment Date. In the event the Maturity Date is extended pursuant to Section 2(c) below, on the first Payment Date occurring in such Extension Term, and on each subsequent Payment Date during the term of the Loan, Maker shall pay to Holder a monthly payment of interest on the unpaid Note A-1 Principal Indebtedness calculated at the Note A-1 Interest Rate which has accrued through the last day of the Interest Accrual Period immediately preceding such Payment Date.

            (iii)  For purposes of making payments hereunder, but not for purposes of calculating Interest Accrual Periods, if the eleventh (11th) day of a given month shall not be a Business Day, then the Payment Date for such month shall be the preceding Business Day.

          (b)   The entire outstanding Note A-1 Indebtedness shall be due and payable on June 11, 2009 (as extended pursuant to and in accordance with Section 2(c) below, the "Maturity Date"), or such earlier date resulting from acceleration of the Note A-1 Indebtedness by Holder.

          (c)   Maker may extend the term of the Loan for three (3) additional terms of twelve (12) months (each, an "Extension Term"), subject in each case to the satisfaction of the following terms and conditions:

              (i)  Maker shall have notified Holder in writing of its election to extend the term of the Loan at least sixty (60) days prior to the Maturity Date or the end of the applicable Extension Term, as applicable (an "Extension Notice") which notice shall be revocable by Maker without penalty provided, however, that Maker shall be responsible for all of Holder's reasonable, actual, out-of-pocket costs incurred in connection with such Extension Notice;

             (ii)  no Event of Default has occurred and is continuing;

            (iii)  As of the end of the applicable immediately preceding Extension Term, the Debt Service Coverage Ratio is at least (A) 1.05:1 for the second Extension Term and (B) 1.10:1 for the third Extension Term. Maker shall be permitted to prepay the outstanding principal balance of this Note in accordance with Section 4(a) hereof (subject to any applicable Prepayment Premium), to achieve the Debt Service Coverage Ratio required by this Section 2(e)(iii);

            (iv)  On or before the first day of any applicable Extension Term, Maker pays to Holder an extension fee in an amount equal to (A) zero percent (0%) of the Principal Indebtedness for the first Extension Term; (B) one eighth of a percent (0.125%) of the then outstanding Principal Indebtedness for the second Extension Term and (C) one eighth of a percent (0.125%) of the then outstanding Principal Indebtedness for the third Extension Term;

             (v)  Maker shall have obtained an interest rate protection agreement in form and substance and with a counterparty reasonably acceptable to Holder (the "Approved Extension Rate Cap"), in a notional amount equal to the Principal Indebtedness, which has the effect of capping LIBOR at the greater of (i) six and one quarter percent (6.25%) per annum and (ii) a LIBOR strike sufficient to provide a Debt Service Coverage Ratio of 1.10:1, which Approved Extension Rate Cap shall be effective through the Maturity Date, as extended; and

            (vi)  Maker shall not be in default under Note A-2.

  Notwithstanding anything to the contrary set forth herein, in no event shall any Extension Term be subject to any Rating Agency Confirmation, any debt yield test or any so-called Loan to value ratio.

          (d)   Maker shall pay to Holder all losses, costs and expenses incurred or sustained (or expected to be incurred or sustained) by Holder in liquidating or re-employing funds from third parties to effect or maintain the Loan or any part thereof as a consequence of (i) the Loan, or any portion thereof, being repaid for any reason whatsoever on any date other than a Payment Date (including, without limitation, from Insurance Proceeds or Condemnation Proceeds); (ii) any default in the payment or prepayment of the Note A-1 Principal Indebtedness or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise); (iii) the conversion of the Note A-1 Interest Rate from the LIBOR-Based Rate to the Prime-Based Rate in accordance with Section 2(e) or (f) below, including, without limitation, such loss or expenses arising from interest or fees payable by Holder to lenders of funds obtained by it in order to maintain the LIBOR-Based Rate hereunder; (iv) any increased costs that Holder may sustain in maintaining the Loan; (v) the reduction of any amounts received or receivable from Maker, in either case, due to the introduction of, or any change in, law or applicable regulation or treaty (including the administration or interpretation thereof), whether or not having the force of law, or due to the compliance by Holder with any directive, whether or not having the force of law, or request from any central bank or domestic or foreign governmental authority, agency or instrumentality have jurisdiction; and/or (vi) any other set of circumstances not attributable to Holder's acts (collectively, "Funding Losses") in each case incurred from time to time by Holder upon demand. Holder shall deliver to Maker a statement for any such sums to which Holder is entitled to receive pursuant to this Section 2(d), which statement shall be binding and conclusive absent manifest error. Payment of Funding Losses hereunder shall be in addition to any obligation to pay the Prepayment Premium (as defined below) and the other amounts required under Section 4 (b). Notwithstanding anything to the contrary contained in the foregoing or in any Loan Document, Maker shall have no obligation to pay any costs incurred by Holder in respect of the Loan by reason of governmental, regulatory or reserve requirements, whether in place on the date hereof or later arising, if (i) Holder is not requiring Holder's other commercial borrowers to make similar payments or (ii) such payments are avoidable within the control of Holder, in accordance with all Legal Requirements.

          (e)   In the event that Holder shall have reasonably determined that, by reason of circumstances beyond Holder's reasonable control affecting the interbank Eurodollar market, LIBOR cannot be determined as provided herein, then Holder shall forthwith give notice by telephone of such fact, confirmed in writing, to Maker at least one (1) Business Day prior to the last day of the Interest Accrual Period in which such fact shall be determined. If such notice is given, the Interest Rate shall be converted, from and after the first day of the next succeeding Interest Accrual Period, to the Prime-Based Rate (and unless and until the Note A-1 Interest Rate shall be converted back to the LIBOR-Based Rate, "Note A-1 Interest Rate" shall mean and refer to the Prime-Based Rate). If, pursuant to the terms of this clause (e), the Note A-1 Interest Rate has been converted to the Prime-Based Rate but thereafter LIBOR can again be determined as provided herein, Holder shall give notice thereof to Maker and convert the Note A-1 Interest Rate back to the LIBOR-Based Rate by delivering to Maker notice of such conversion no later than 12:00 p.m. (New York City Time), one (1) Business Days prior to the first date of the next succeeding Interest Accrual Period, in which event the Note A-1 Interest Rate shall be converted to the LIBOR-Based Rate after and including the first day of the next succeeding Interest Accrual Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Maker have the right to elect to convert the Note A-1 Interest Rate to the Prime-Based Rate.

          (f)    If the introduction of, or any change in, any law, regulation or treaty, or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof, shall make it unlawful for Holder to maintain the LIBOR-Based Rate with respect to the Loan, or any portion thereof, or to fund the Loan, or any portion thereof, in Eurodollars in the London Interbank Market then, (i) the Loan (or such portion of the Loan) shall thereafter bear interest at the Prime-Based Rate, and (ii) Maker shall pay to Holder the amount of Funding Losses (if any) incurred in connection with such conversion. The accrual of interest at the Prime-Based Rate shall continue until such Payment Date, if any, as the situation described in this Section 2(f) is no longer in effect.

        3.    Event of Default; Default Interest; Late Charge.    Upon the occurrence and during the continuance of an Event of Default, the Note A-1 Indebtedness shall (a) become due and payable as provided in Article 8 of the Loan Agreement, and (b) bear Interest at a per annum interest rate equal to the lesser of (i) the Maximum Amount (as defined in Section 8), and (ii) the Note A-1 Interest Rate plus five percent (5%) (the "Note A-1 Default Rate"). For all purposes under this Note and the other Loan Documents, the term "Default Rate" shall, with respect to and to the extent of the Note A-1 Indebtedness, be deemed to mean and refer to the Note A-1 Default Rate. If Maker fails to pay any sums due under the Loan Documents on the date when the same is due (other than upon the Maturity Date or upon acceleration of the Loan by Holder), Maker shall pay to Holder upon demand a late charge on such sum in an amount equal to the lesser of (i) five percent (5%) of such unpaid amount, and (ii) the maximum late charge permitted to be charged under the laws of the State of where the Property is located (a "Late Charge"). Maker will also pay to Holder, after an Event of Default occurs, in addition to the amount due and any Late Charges, all reasonable costs of collecting, securing or attempting to collect or secure this Note or any other Loan Document, including, without limitation, court costs and reasonable attorneys' fees (including reasonable attorneys' fees on any appeal by either Maker or Holder and in any bankruptcy proceedings).

        4.    Prepayment.

          (a)   Maker shall not be permitted at any time to prepay all or any part of the Loan except as expressly provided in this Section 4. Provided no Event of Default then exists, and so long as Maker has given Holder not less than thirty (30) days' (and not more than sixty (60) days') prior written notice, prior to the twelfth (12th) Payment Date, Maker may voluntarily prepay the Note A-1 Indebtedness in full or in part, provided Maker also pays the Prepayment Premium concurrently therewith. From and after the twelfth (12th) Payment Date but prior to the eighteenth (18th Payment Date (the "Open Date"), and upon not less than thirty (30) days' (and not more than sixty (60) days') prior written notice to Holder, Maker may prepay the Note A-1 Indebtedness in full or in part, provided Maker also pays the Prepayment Premium on or prior to the prepayment date. From and after the Open Date, and upon not less than thirty (30) days' (and not more than sixty (60) days') prior written notice to Holder, Maker may prepay the Note A-1 Indebtedness in full or in part on any Payment Date without any prepayment premium or fee (and without payment of any Spread Maintenance). "Prepayment Premium" means with respect to any repayment, prepayment, or acceleration of the Note A-1 Indebtedness made (i) prior to the twelfth (12th) Payment Date, an amount equal to one half of a percent (0.5%) of that portion of the Note A-1 Indebtedness being repaid, prepaid or accelerated, plus the Spread Maintenance and (ii) on or after the twelfth (12th) Payment Date but prior to the Open Date, an amount equal to one half of a percent (0.5%) of the Note A-1 Indebtedness being repaid, prepaid or accelerated. "Spread Maintenance shall mean an amount equal to the product of (1) the LIBOR Spread multiplied by the amount of voluntary prepayment, divided by 360, multiplied by (2) the number of days remaining from the date of such prepayment through and including the day immediately preceding the thirteenth (13th) Payment Date.

          (b)   If any such prepayment is not made on the last day of an Interest Accrual Period, Maker shall also pay to Holder interest calculated at the Note A-1 Interest Rate that would have accrued on such prepaid Note A-1 Indebtedness through the end of the Interest Accrual Period in which such prepayment occurs. Notwithstanding the foregoing, upon the request of Maker, any prepayment of the Loan not received on the last day of an Interest Accrual Period shall be deposited by Holder into an escrow account which shall bear interest in the manner set forth in Section 3.7 of the Loan Agreement and be applied by Holder to the payment of the Note A-1 Indebtedness on the next Payment Date. The Prepayment Premium shall be deemed earned by Holder upon the funding of the Loan, shall be required whether payment is made by Maker or any other Person, and may be included in any bid by Holder at a foreclosure sale. Maker acknowledges that the provisions of this Section 4 were independently bargained for and constitute a specific material part of the consideration given by Maker to Holder for the making of the Loan.

          (c)   Notwithstanding any provision of this Note to the contrary, Maker's notice of prepayment in accordance with this Section 4 may be revoked without penalty and may specify a targeted thirty (30)-day closing period, provided, however, that Maker shall be responsible for all of Holder's reasonable, actual out-of-pocket costs incurred in connection with such notice of prepayment.

          (d)   Notwithstanding any provision of this Note to the contrary, Maker shall not be permitted to prepay this Note in full unless, concurrently therewith, Maker prepays the Note A-2 Indebtedness in full in accordance with the terms and conditions of Note A-2.

        5.    Method and Place of Payments; Application of Payments; Maker Obligations Absolute.

          (a)   Except as otherwise specifically provided herein, all payments under this Note and the other Loan Documents shall be made to Holder not later than 12:00 noon, New York City time, on the date when due, and shall be made in lawful money of the United States of America in federal or other immediately available funds to an address specified to Maker by Holder in writing, and any funds received by Holder after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.

          (b)   All proceeds of payment, including any payment or recovery on the Property, shall be applied to the Indebtedness in such order and in such manner as Holder shall elect in Holder's discretion. Without limiting the foregoing, Maker acknowledges and agrees that all proceeds of payment, including any payment or recovery on the Property, shall be applied as between the Note A-1 Indebtedness and the Note A-2 Indebtedness in such order and in such manner as may be required pursuant to any agreement between Holder and the holder of Note A-2.

          (c)   Except as specifically set forth in any Loan Document, all sums payable by Maker under any Loan Document shall be paid without notice, demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

        6.    Security.    The obligation of Maker under this Note are secured by, among other things, the Mortgage and Liens of the other Loan Documents granted in favor of Holder by Maker and/or encumbering or affecting the Property.

        7.    Waivers.    With respect to the amounts due pursuant to this Note or any other Loan Document, except as expressly provided in this Note or the other Loan Documents, Maker waives the following: (a) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any State thereof; (b) demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, suit against any party, diligence in collection of this Note and in the handling of securities at any time existing in connection herewith, and all other requirements necessary to enforce this Note except for notices required by Governmental Authorities and notices required by the Loan Agreement; and (c) any further receipt by Holder or acknowledgment by Holder of any collateral now or hereafter deposited as security for the Loan.

        8.    Usury Savings Clause.    This Note and the other Loan Documents are subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Note A-1 Indebtedness at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate of interest designated by applicable laws relating to payment of interest and usury (the "Maximum Amount"). If, by the terms of this Note or the other Loan Documents, Maker is at any time required or obligated to pay interest on the Note A-1 Indebtedness at a rate in excess of the Maximum Amount, the Interest Rate shall be deemed to be immediately reduced to the Maximum Amount and all previous payments in excess of the Maximum Amount shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Amount from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

        9.    Modifications; Remedies Cumulative; Setoffs.    Holder shall not by any act, delay, omission or otherwise be deemed to have notified, amended, waived, extended, discharged or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge or termination of any kind shall be valid unless in writing and signed by Holder and Maker. All rights and remedies of Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. Maker agrees that there are no defenses, equities or setoffs with respect to the obligations set forth herein as of the date hereof, and to the extent any such defenses, equities, or setoffs may exist, the same are hereby expressly released, forgiven, waived and forever discharged.

        10.    Severability.    Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Note shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

        11.    Release.    Holder may, at its option, release any Property given to secure the Note A-1 Indebtedness, and no such release shall impair the obligations of Maker to Holder.

        12.    Governing Law.    This Note and each of the other Loan Documents shall be interpreted and enforced according to the laws of the state where the Property is located (without giving effect to rules regarding conflict of laws).

        13.    Venue.    Maker hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or present Holder from bringing actions against Maker in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.

        14.    Waiver of Jury Trial.    MAKER AND HOLDER TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS NOTE OR THE OTHER LOAN DOCUMENTS. EACH OF MAKER AND HOLDER AGREES THAT THE OTHER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN MAKER AND HOLDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

        15.    Sales and Assignments.    Holder may assign, sell, securitize, participate, pledge and/or otherwise transfer all or any portion of Holder's right, title and interest in, to and under this Note and/or the other Loan Documents in one or more transactions as set forth in the Loan Agreement.

        16.    Due on Sale; Due on Encumbrance.    Maker understands that in making the Loan, Holder is relying to a material extent upon the business expertise and/or net worth of Maker and, if Maker is also an entity, its partners, members, officers or principals and upon the continuing interest which Maker or its partners, members, officers or principals will have in the Property and in Maker, respectively, and that a violation of Section 6.1 of the Loan Agreement may significantly and materially alter or reduce Holder's security for this Note. Accordingly, in the event that a violation of Section 6.1 of the Loan Agreement occurs, then the same shall be deemed to increase the risk of Holder and Holder may then, or at any time thereafter, declare the entire Indebtedness immediately due and payable.

        17.    Exculpation.    Subject to the qualifications below, Holder shall not enforce the liability and obligation of Maker to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Maker or its Affiliates, principals, shareholders or members, except that Holder may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Holder to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents, the Insurance Proceeds, the Condemnation Proceeds or any other collateral given to Holder pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Maker only to the extent of Maker's interest in the Property, the Rents, the Insurance Proceeds, the Condemnation Proceeds and any other collateral given to Holder, and Holder agrees that it shall not sue for, seek or demand any deficiency judgment against Maker in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section 17 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan

Document; (b) impair the right of Holder to name Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of the Holder thereunder; (d) impair the right of Holder to obtain the appointment of a receiver; (e) impair the enforcement of the Mortgage; (f) constitute a prohibition against Holder to seek a deficiency judgment against Maker in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Holder to exercise its remedies against all of the Property; or (g) constitute a waiver of the right of Holder to enforce the liability and obligation of Maker by money judgment or otherwise, to the extent of any Losses incurred by Holder arising out of or in connection with the following (each, a "Recourse Liability" and collectively, the "Recourse Liabilities");

              (i)  intentional fraud or intentional misrepresentation by Maker in connection with the Loan;

             (ii)  the intentional material breach of any representation, warranty, covenant or indemnification provision in any Loan Document by Maker concerning Environmental Laws or Hazardous Substances, and any indemnification of Holder with respect thereto contained in any Loan Document;

            (iii)  any act of active, intentional, physical waste by Maker of the Property or any portion thereof, or, during the continuance of any Event of Default, the removal or disposal of any portion of the Property by Maker;

            (iv)  the intentional misapplication, misappropriation, or conversion by Maker or any Affiliate of either of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Condemnation Proceeds received in connection with any Taking or (C) security deposits;

             (v)  Rents collected more than one (1) month in advance; or

            (vi)  the intentional misapplication, misappropriation or conversion by Maker or any Affiliate of any Rents during the continuance of any Event of Default.

  Notwithstanding anything to the contrary in this Note or any of the Loan Documents, (A) Holder shall not be deemed to have waived any right which Holder may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness or to require that all collateral shall continue to secure all of the Indebtedness in accordance with the Loan Documents, and (B) Holder's agreement not to pursue personal liability of Maker as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Indebtedness shall be fully recourse to Maker in the event that one or more of the following occurs (each, a "Full Recourse Event"): (1) a voluntary Event of Default occurs under Article 6 of the Loan Agreement; (2) Maker files a voluntary petition under the U.S. Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or (3) Maker or any Affiliate, officer, director, or representative of Maker, files or acquiesces in the filing of, or Maker acquiesces in the filing of, an involuntary petition under the U.S. Bankruptcy Code or any other federal or state bankruptcy or insolvency law against Maker.

        18.    Interest Rate Protection Agreement.

          (a)   On or prior to the Closing Date, Maker shall enter into, make all payments required under, and satisfy all conditions precedent to the effectiveness of, an interest rate protection agreement in form and substance and with a counterparty reasonably acceptable to Holder, in a notional amount equal to the portion of the Note A-1 Principal Indebtedness, which has the effect of capping LIBOR at six and one quarter percent (6.25%) per annum (an "Approved Rate Cap"), which Approved Rate Cap shall be effective through the Maturity Date.

          (b)   Maker shall collaterally assign to Holder all of Maker's right, title and interest in any and all payments under such Approved Rate Cap and shall deliver to Holder an executed counterpart of the same and obtain the consent of the counterparty thereto (as evidenced by such counterparty's execution of a separate acknowledgment), all on forms acceptable to Holder.

          (c)   Maker shall comply in all material respects with all of its obligations under the terms and provisions of such Approved Rate Cap, and all amounts paid thereunder shall be paid to or as directed by Holder. Maker shall take all actions reasonably requested by Holder to enforce Holder's rights under such Approved Rate Cap and its collateral assignment thereof in the event of a default by the counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder without Holder's reasonable consent. The provisions of this Section 18 shall apply to any Approved Extended Rate Cap obtained by Maker pursuant to the terms and conditions of this Note.

        19.    Local Law Provisions.    In the event of any inconsistencies between the terms and conditions of this Section 19 and the other terms and conditions of this Note, the terms and conditions of this Section 19 shall control and be binding.

        MAKER HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PAYMENT OF A PREPAYMENT CHARGE, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ANY OR ALL OF THIS NOTE IS MADE UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY MAKER, INCLUDING, BUT NOT LIMITED TO, ANY TRANSFER, DISPOSITION OR FURTHER ENCUMBRANCE AS PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN MAKER SHALL BE OBLIGATED TO PAY, CONCURRENTLY THEREWITH, AS A PREPAYMENT CHARGE, THE APPLICABLE SUM SPECIFIED IN THE LOAN AGREEMENT. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, MAKER HEREBY DECLARES THAT HOLDER'S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT.

MAKER'S INITIALS:	By:	MM

[Signature on the following page]

        IN WITNESS WHEREOF, Maker has caused this Note to be properly executed as of the date first above written and has authorized this Note to be dated as of the day and year first above written.

MAKER:
WESTCORE-TRT FORTUNE CONCOURSE LLC, a Delaware limited liability company
By:	Westcore-TRT Fortune Concourse General Partnership, a Delaware general partnership, its sole member
	By:	WP Fortune Concourse, LLC, a Delaware limited liability company, its Managing Partner
		By:	MRB Manager, LLC, a Delaware limited liability company, its Manager
			By:	/s/ MANISH MALHOTRA
				Name:	Manish Malhotra
				Title:	Vice President

QuickLinks

PROMISSORY NOTE A-1 (Floating Rate)